UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
VORTEX BLOCKCHAIN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Nevada	80-0899451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

315 SW 14th Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.00001 per share
(Title of class)

Item 1.  Description of Registrant's Securities to be Registered.
Vortex Blockchain Technologies Inc. (formerly known as UA Granite Corporation), a Nevada corporation (the "Company"), is authorized to issue up to 200,000,000 shares of common stock, with a par value of $0.00001 per share.
Holders of the Company's common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. There are no provisions in the Company's articles of incorporation or bylaws regarding conversion, redemption, sinking fund or similar rights related to the Company's common stock.
Each outstanding share of common stock is entitled to one (1) vote on all matters submitted to a vote of the stockholders, including election of directors. There are no cumulative voting rights.
Outstanding shares of common stock are entitled to share equally in dividends, as may be declared by the Company's Board of Directors out of funds legally available. The Company's Board of Directors is not obligated to declare any dividends. Any future dividends will be subject to the discretion of the Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, the Company's capital requirements, plans for growth, general business conditions and other pertinent factors.
Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all net assets available for distribution after payment to creditors, if any.
The Company's Board of Directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by the Company's articles of incorporation, on such terms and conditions and for such consideration as the Board of Directors may deem appropriate, without further stockholder action.
Item 2. Exhibits.
Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on May 9, 2018).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on May 9, 2018).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
VORTEX BLOCKCHAIN TECHNOLOGIES INC.

Date: October 24, 2018	By:	/s/Craig Bergman
Name: Craig Bergman
Title: Chief Executive Officer and President

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